UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

EMC Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a transcription of a television interview of Joseph M. Tucci, Chairman and Chief Executive Officer of EMC Corporation (“EMC”) and Michael Dell on October 12, 2015, a copy of which was posted on the EMC Corporation employee intranet:

CNBC’S SQUAWK BOX

INTERVIEW TRANSCRIPT

12 October 2015

MR. SORKIN: Joining us right now first on CNBC from EMC’s headquarters as this news is breaking, EMC chairman and CEO, Joe Tucci’s here and Dell chairman and CEO, Michael Dell.

Good morning to both of you gentlemen. Thank you for being here just as this news is being announced. We appreciate it. Walk us through how this happened.

MR. DELL: Well, good morning, Andrew, Joe, Beckie. We’re really pleased to be with you this morning. About a year ago I contacted Joe, and we had a number of conversations. We entered into and NDA with the board of EMC and we’ve been having, you know, productive discussions over the course of this year leading us to this great day here where we’re creating an unbelievable powerhouse of an enterprise company, and so you know, and I would also say that our companies have had a history of working together.

We started back in about 2002 and for about a decade worked together. At one point the relationship was about a $2 billion annual run rate, and you know, this is really all about bringing together complementary technologies and helping our customers address the challenges and opportunities that this digital future is creating.

MR. SORKIN: Before I get to Joe, real quick, Michael, just to the extent that this transform’s Dell, just speak to that, whats going on in the IT industry and specifically the PC business which of course is your namesake. It’s what we think of when we think of Dell, but it seems to be moving in a new place now.

MR. DELL: Sure, well, I think IT for a long time has been about how do you make old processes more efficient, but with all of the progress in digital technology there is a kind of digital transformation that’s occurring, and you see it with the explosion in the number of devices. You see it in the explosion of the number of applications. This is creating enormous amounts of data.

You hear topics like big data, the Internet of things. All of this has to be turned into results and outcomes and success for companies, and so there is both pressure on the legacy environments and a need to enter this new age, ad the combined company really has a fantastic set of capabilities to help customers do that.

So it absolutely does advance the journey that we’ve been on for quite some time, and I think we can bring customers to the future faster.

MR. SORKIN: Joe, from your vantage point what led to this? We heard rumors, speculation about a year ago that you were beginning to hold talks with a number of firms including Hewlett-Packard at the time, also Elliott of the hedge fund is in your stock. How much did that drive this?

MR. TUCCI: Basically, it was EMC itself and the Board. We were looking, did a lot of investigation, a lot of hard work, what was our best path forward over the last couple of years, and we truly believe that what Michael said, the opportunity here in IT is bigger than it’s ever been before, but there’s huge disruptive headwinds.

So how do you position yourself well and we have the assets between us now to make sure that we can help customers with digital transformation, help them with their cloud computing needs, both on and off premise, help them, help them with their infrastructure needs and really have a full board of solutions, and have some great partners that are going to work with us to really give customers, because when you talk to CIOs around the world, they really want less and stronger partners, and this gives us a real good foothold in this market.

MR. SORKIN: Gentlemen, I hope you can speak to this. There was some reporting over the weekend including some that I did that speculated and suggested there would be a go-shop provision as part of this transaction so that Joe you could go out and perhaps try to find a higher bid later. Is that in effect here?

MR. TUCCI: There is a go-shop cause. I want to say point blank, we think this is a great alternative, and this is where we are heading forward, but there is a go-shop cause, and we will do our duty to make sure we get the best deal for our shareholders, and time will show.

MR. SORKIN: Michael, you dealt with a go-shop when you took your own company private and ran into a Blackstone and Carl Icahn. What do you imagine is going to happen here?

MR. DELL: You know, I’m not going to really touch that one Andrew, but thank you for the opportunity.

All I’ll say is I think we’re bringing shareholders a fantastic outcome, and really excited mostly about what we’re going to be able to do for customers and partners here, and you know, it’s a great day for our teams, our partners and customers around the world.

MS. QUICK: Hey, Michael, I heard that you said that you came up with this idea about a year ago and first approached them a year ago which is kind of stunning when you realize that’s only a year after you took your company private again. It was a public company with the largest revenue that ever went public that ever went private again.

I would think that that would take a lot of time to kind of get your arms around it and be running things, but you must have realized very early on the direction that you wanted the company to go.

Was that as soon a you went private you started looking around and tried to figure out what to do next?

MR. DELL: I think if you look at the trajectory that we’ve been on for some time, we’ve been all about helping our customers address the challenges and opportunities that they have, and certainly this advances that in a very significant way.

There’s really no better combination in the industry, we believe, and if you look at the leadership position across the next generation data center, certainly computing, storage, virtualization, PCs which of course are changing as you have the internet of things and virtual PCs.

There is another important point here. As you go from a billion nodes to 100 plus billion nodes, not only do you create all this data, but every single one of those nodes is a point of vulnerability as it relates to security, and the combined company with RSA, with SecureWorks, with SonicWall, the number of other capabilities we have together give us a tremendous ability to help customers secure that environment as well.

MR. SORKIN: And Joe, I hope you can speak to this. We have that analyst that’s come on the show over the years named Daniel Ives from FBR, and he wrote a report last week before of course this was announced talking about the price, potential price, and said in a nutshell while many EMC shareholders would likely argue the breakup value of the company is between $35 and $38 a share, in that range, and says he strongly agrees with that.

It appears that Tucci, that’s you and the Board, would rather go down the aisle with Dell than pursue a breakup. Did you think about a breakup.

MR. TUCCI: We looked at a number of options Andrew, and obviously you know this has attracted Michael to MC opportunity and opportunity together, is we do really have great assets. You know, we have pivotal set up that’s really helping customers digital transformation.

We have VM, we’re set up for the software defined data center and the hybrid cloud. We have EMC set up to do conversion infrastructure. Then of course we have RSA and the security.

So we had great assets, but this is a tremendous transition this industry is going through, and, you know, Becky raised it a little before, I think doing this as a private company is going to give us the ability, because we have a lot of assets that are slowing down and some tremendous assets for the future, and it’s going to take us some time to do that.

I think doing this in the sunlight of a public market is not the best alternative. This is a better alternative, but again, if you take these essences and split them up I don’t think the value is there. I really believe the value is the when you put these things together so you can help customers, because as Michael and I have said many times, customers are looking, they’re looking for less vendors to work with that can help them more extensively, and this does that.

It’s a great collection of assets and of course, put that together with Dell’s great assets, you know, as Michael use the word powerhouse, we think it’s going to be a great future.

JOE: Michael, it’s Joe, I’m not going to ask you about Icahn or anything or go-shop or anything like that, but, you know, you ran a PC company and it was tough and this is sort of transforming Dell.

I want to ask you about a presidential candidate that you used to compete against, Carley Fiorina bought Compaq. You’ve seen all the what’s been written about whether she was a good

CEO or not and I think you’re a Republican. I think we’ve talked in the past.

Do you think that her buying Compaq sort of disqualifies her from being thought of as a decent manager in terms of whether she’d make a good president or not?

MR. DELL: You know, Joe, I really didn’t come here to talk about that. So nice try though.

JOE: Mark Andreson was on the board at Hewlett-Packard. He said that wouldn’t necessarily disqualify her, that she was actually a pretty good CEO.

MR. DELL: I think he would be a great person to have on to talk about that, but I’m just going to stay away from that one.

JOE: It was tough at that time, there’s this no doubt. Was she a good competitor at Hewlett?

MR. DELL: We, you know, we certainly built a leading commercial business, you know, as it relates to PCs. We also built an incredible server business, and that’s an important part of this combination.

Remember what’s going on with virtualization, certainly where VMware has a unbelievably strong position, the way the containerization, which VMware is also well-positioned for, you’re seeing this sweep across the entire data center. The anchor tenant in all of that is the compute engine, and so we see the barriers that have separated before the silos of compute, storage, networking, all the layer four through seven services over time dissolving, as you go to the software defined data center, so the combine company is very well-positioned.

JOE: I was trying to change the subject from Icahn and the go-shop. I didn’t know I was going to make it work for you.

MR. DELL: I know you were, Joe. I appreciate that thank you.

JOE: No Icahn or Fiorina questions from now on. I got it.

MR. SORKIN: Hey guys before you go a couple just quick things. I want to understand how this tracking stock is going to work and also you talk about rapidly trying to de-leverage the company over the next couple of years given in fact that of course you’re going to have to add a bit of debt or a lot of debt to make this transaction work. Can you both speak to that?

MR. TUCCI: Yeah, the way it works in this transaction EMC today owns eighty-one percent of the common shares of VMware, and what this transaction will do is take a portion of that and it will perfectly track the common stock and then we’ll issue that to our shareholders in addition to cash, and that should, we believe, trade extremely close to the common stock, and of course, if we get behind VMware the way we’re going to and get the revenue synergies we think that are there, we should help create great value in that stock for our shareholders, which of course are the EMC shareholders, and then they are free to trade that publicly, and of course that will increase the flow which will make the whole VMware both common and the tracker trade more, with more liquidity and better.

MR. SORKIN: And Michael, how quickly can you de-leverage.

MR. DELL: Sure, you know, we are very focused on in the first 18 to 24 months a significant reduction in debt which is going to come from certainly the cash flow of the combined companies which is quite powerful, some cost synergies, but importantly the revenue synergies here are about three times larger than the cost synergies.

So we’re going to get a strong start on that and then very focused on maintaining investment-grade policies. We had great support from the banks as we put together this transaction, and the bank financing is committed.

MS. QUICK: Gentlemen, let me ask you one question. This deal is being valued about $33.15 a share, and that’s because you’re looking at cash and then also the tracking stock from VMware.

If you look at that stock it closed EMC at $27.86 on Friday. This morning it’s only looking like it’s trading up around $29.40. That tells us Wall Street either doesn’t think this deal is going through or doesn’t value it the same way you do. What’s your reaction?.

MR. TUCCI: You know, Becky, time will tell. Tracker stocks have been used many times, but it’s not an ordinary course of occurrence. I think it’s going to take a little bit of time to understand what we’re doing here, but we do believe over the long time it should trade close to the projected price which when we set the exchange ratio at 33.15 per share for the EMC shareholders. I think you’ve just got to let it trade through the market.

MS. QUICK: I mean, that was part of the big questions when this deal was first being rumored. We were first starting to hear things about it last week where people were saying there’s not enough of a premium here and that will make it hard for shareholders to understand that valuation here.

Is that a difficult task to try and get people to understand the value that you see?

MR. TUCCI: Well, basically this is the first coming-out party so to speak. You broke the story. So we haven’t explained it to the shareholders yet. They don’t know all the details, but we’re confident as we explain the details that it should track very well with the VMware stock. We’re going to help VMware with synergies, and then of course it should be a deal that trades very well and very favorable to the EMC shareholders.

MR. SORKIN: Hey, Michael Dell, before you go, what’s the chance that you’re going to hopefully come on in a couple of years and be a publicly traded company again?

MR. DELL: We just went private, so you know, you know, we’re really enjoying the private control structure. I think you can see that it gives us, you know, great flexibility as a company. It doesn’t mean that I won’t come see you though, so that’s, that’s — I’m sure we can work something out.

MR. SORKIN: Michael, maybe want to run for something.

MR. DELL: I’m very happy just doing what I’m doing. Thank you very much. So we’re not going there.

MR. SORKIN: Joe, Michael, thank you. Congratulations on the deal. We look forward to seeing how it progresses, and we look forward to seeing both of you very soon.

EMC Corporation Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.